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[MERRILL LYNCH LOGO]          MERRILL LYNCH LIFE INSURANCE COMPANY  Little Rock,
                                                                        Arkansas

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                              BACKDATING ENDORSEMENT

                              This endorsement adds or modifies certain provisions of the policy. It controls over any contrary provisions of the policy.


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Endorsement Date              Insured: Richard Roe

                              Policy Number: SPECIMEN

                              Policy Date: 1/15/01

                              Endorsement Effective Date: 2/10/01

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                              Endorsed on This Policy on its Issue Date

                              For the period from the Policy Date to the Endorsement Effective Date, policy values will be determined in accordance with the provisions of the policy to which this endorsement is attached, except that item (1) in the Value in Each Subaccount section under How Variable Life Insurance Works is replaced with the following:

                                  (1) We take the Account Value at the end of the preceding Valuation Period and credit interest for the Valuation Period at the "Interest Rate Used in Our Computations" shown in Policy Schedule 2.

                              Beginning on the Endorsement Effective Date, policy values will be determined in accordance with the provisions of the policy to which this endorsement is attached.


                                    [SIG]                         [SIG]
                                  Secretary                     President